EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Interpharm Holdings, Inc. on Form S-3, dated December 29, 1998 (333-69809) and the post-effective amendments thereto; Form S-8, dated May 6, 1999 (333-47385) and the post-effective amendment thereto; Form S-3, dated June 29, 2001 (333-64198); and Form S-8, dated August 7, 2003 (333-107833) of our report dated September 15, 2004, appearing in this Annual Report on Form 10-K of Interpharm Holdings, Inc. for the year ended June 30, 2004

/s/ Marcum & Kliegman  LLP

Woodbury, New York
September 24, 2004